Exhibit 99.1

ILFC ANNOUNCES PRICING OF $3.9 BILLION OF SENIOR SECURED NOTES

LOS ANGELES, CA (August 11, 2010) —International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), announced today that it has priced, and entered into an agreement to issue and sell, subject to certain conditions, its previously announced private placement of senior secured notes consisting of:

•                  $1.35 billion aggregate principal amount of 6 1/2% senior secured notes due 2014 (the “2014 Notes”);

•                  $1.275 billion aggregate principal amount of 6 3/4% senior secured notes due 2016 (the “2016 Notes”); and

•                  $1.275 billion aggregate principal amount of 7 1/8% senior secured notes due 2018 (the “2018 Notes” and together with the 2014 Notes and the 2016 Notes, the “Notes”).

ILFC expects to close the offering on or about August 20, 2010, subject to the satisfaction of customary market and other closing conditions.

The 2014 Notes will pay interest, semi-annually, on each March 1 and September 1, beginning March 1, 2011, at a rate of 6.5% per year and will mature on September 1, 2014.  The 2016 Notes will pay interest, semi-annually, on each March 1 and September 1, beginning March 1, 2011, at a rate of 6.75% per year and will mature on September 1, 2016.  The 2018 Notes will pay interest, semi-annually, on each March 1 and September 1, beginning March 1, 2011, at a rate of 7.125% per year and will mature on September 1, 2018.

The 2014 Notes will be issued by ILFC at the initial price of 99.997% of the principal amount, the 2016 Notes will be issued by ILFC at the initial price of 99.996% of the principal amount and the 2018 Notes will be issued by ILFC at the initial price of 99.996% of the principal amount.  The aggregate net proceeds from the sale of the Notes, after deducting underwriting discounts and commissions, fees and estimated offering expenses, will be approximately $3.84 billion and will be used by ILFC, together with proceeds from ILFC’s previously announced unsecured notes offering or otherwise with available funds, to fully repay its outstanding secured loans from AIG Funding.

The Notes will be the senior secured obligations of ILFC and will be guaranteed on a senior secured basis by certain of ILFC’s wholly owned subsidiaries.  The Notes and guarantees will be secured on a first-priority basis by a portfolio of selected aircraft and related leases and other property.

The Notes will be offered and sold only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements related to the proposed closing date of the offering of the Notes and the expected use of the proceeds from the sale of such Notes. These forward-looking statements reflect ILFC’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for ILFC’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to update you concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.

About ILFC

ILFC is the international market leader in the leasing and remarketing of advanced technology commercial jet aircraft to airlines around the world.  ILFC owns a portfolio consisting of approximately 950 jet aircraft.

About AIG

American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions.  AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer.  In addition, AIG companies are leading providers of life insurance and retirement services around the world.  AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.